SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2011

YUKONIC MINERALS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53909	02-6191201
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

9337 Fraser Ave

Silver Spring, MD 20910

(Address of principal executive offices)

(204) 898-8160

(Registrant’s Telephone Number)

593 Polson Avenue

Winnipeg, Manitoba

(Former name or former address, if changed since last report)

Copy of all Communications to:

Carrillo Huettel, LLP

3033 Fifth Avenue, Suite 400

San Diego, CA 92103

Phone: 619.546.6100

Fax: 619.546.6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         .    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         .    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         .    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         .    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Yukonic Minerals Corp.

Form 8-K

Current Report

Item 5.01

Changes in Control of Registrant

On November 30, 2011, Mr. Mackie Barch (“Mr. Barch”) acquired control of one million (1,000,000) shares (the “Shares”) of the issued and outstanding common stock of Yukonic Minerals Corp., a Nevada corporation (the Company), representing approximately 74.07% of the Company’s total issued and outstanding common stock, from Ms. Pamela Tesluck (“Ms. Tesluck”) in accordance with a stock purchase agreement by and between Mr. Barch and Ms. Tesluck (the “Stock Purchase Agreement”).  Pursuant to the Stock Purchase Agreement, Mr. Barch paid an aggregate purchase price of three hundred eighty three thousand US dollars ($383,000) to Ms. Tesluck in exchange for the Shares (the “Acquisition”).

As part of the Acquisition the following changes to the Company's directors and officers have occurred:

•

As of November 30, 2011 Ms. Tesluck resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director.

•

As of November 30, 2011 Mr. Barch was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 30, 2011, Ms. Tesluck resigned from all positions with the Company, including President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director and, as her final act, as a member of the Company’s Board of Directors, appointed Mr. Barch as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary and Director. Mr. Barch accepted such appointments. Ms. Tesluck informed the Company that her decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The biography for Mr. Barch is set forth below:

Mackie A. Barch - Mackie Barch (“Mr. Bach”) is currently the Managing Director and co-founder of Healthcare Distribution Specialists, LLC (HDS), a wholesale distributor of pharmaceutical products, and has been since its inception in September 2008. In addition, Mr. Barch is also the co-founder of Global Nutritional Research LLC (GNR), the manufacturer of Clotamin, a once daily multivitamin for people on blood thinners, since its inception in July 2007 until present. Prior to joining HDS, from late 2006 to 2007, Mr. Barch was involved in numerous financial and operational aspects of the Global Pharmaceutical Sourcing (GPS). Prior to working for GPS, Mr. Barch was employed as Assistant Vice President in institutional equities at Friedman, Billings, & Ramsey (FBR), an investment bank and broker dealer, from 2001 to 2006.  During his career, Mr. Barch has participated in numerous equity offerings including 144a, IPO and Secondary Offerings. Mr. Barch graduated the University of Colorado-Boulder with a BA in Economics. Mr. Barch is currently an elected official in the State of Maryland, serving as a City Council Member in Kensington, MD, and has been since his election in 2009. The Company decided Mr. Barch would serve as a good officer and director due to his experience managing and running his own businesses.

Item 8.01

Other Events.

Change of Address

On November 30, 2011, the Company changed the address of its executive offices to 9337 Fraser Ave, Silver Spring, MD 20910

Dismissal/Appointment of New Transfer Agent

On December 6, 2011, the Company's Board of Directors dismissed Island Stock Transfer as the transfer agent and registrar of the Company’s Common Stock and appointed Action Stock Transfer Corp. to be the new transfer agent and registrar of the Company's Common Stock.

Shareholders may contact Action Stock Transfer Corp. as follows:

Action Stock Transfer Corp.

2469 E. Fort Union Blvd., Suite 214

Salt Lake City, UT 84121

Office - (801) 274-1088

Fax - (801) 274-1099

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 6, 2011	Yukonic Minerals Corp.

By: /s/ Mackie Barch
Mackie Barch
President

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